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                                                                    Exhibit 10.3


                       FIRST AMENDMENT TO CREDIT AGREEMENT

     This First Amendment to Credit Agreement ("Amendment"), dated May 28, 1999, is entered into by and among PNC Bank, National Association ("Bank"), RMH Teleservices, Inc. ("Borrower"), and RMH Teleservices International, Inc. ("Surety").

                                   Background

     A. Borrower and Bank are parties to a certain letter agreement, dated March 21, 1997 (as amended from time to time, "Credit Agreement"), pursuant to which Bank established for the benefit of Borrower a line of credit in the maximum aggregate principal amount of Four Million Dollars ($4,000,000), as evidenced by that certain Committed Line of Credit Note, dated March 21, 1997, executed by Borrower in favor of Bank ("Note"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Credit Agreement.

     B. Bank and Borrower desire to modify the terms and conditions of the Credit Agreement as more fully set forth herein.

                              Terms and Conditions

     NOW, THEREFORE, with the foregoing background hereinafter incorporated by reference, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

     1. Extension of Term. The "Expiration Date" of the Line of Credit is extended to and shall be April 1, 2000.

     2. Representations and Warranties. The Credit Agreement is hereby amended by deleting Subsections 7(b) and 7(h) in their entirety and replacing them with the following:

     (b) There are no actions, suits, proceedings, or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could reasonably be expected to result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its executive officers or directors for any such action, suit, proceedings or investigation.

     (h) Borrower has no subsidiaries (meaning an entity fifty percent (50%) or more of the capital stock of which is owned by Borrower directly or indirectly through one or more other subsidiaries) other than Teleservices
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     Management Company, a Delaware corporation, Teleservices Technology
     Company, a Delaware corporation, and RMH Teleservices International, Inc., a Canadian corporation (collectively, "Subsidiaries") and that Borrower is not a subsidiary of any other entity.

     3. Representations and Warranties. The Credit Agreement is hereby amended by adding Subsection 7(i) as follows:

     (i) Borrower has reviewed the areas within its business and operations which could be adversely affected by, and have developed or is developing a program to address on a timely basis, the risk that certain computer applications used by such Borrower may be unable to recognize and perform properly sensitive functions prior to and after December 31, 1999 ("Year 2000 Problem"). The Year 2000 Problem is not reasonably expected to materially adversely affect Borrower's business, assets, operations, financial conditions or results of operation.

     4. Reporting. Exhibit "A" to the Credit Agreement is hereby amended by adding Subsections 1(c) and 1(d) as follows:

          (c) Within forty five (45) days after each fiscal month end, a capacity report detailing the revenues and gross profits for each calling center of Borrower for the fiscal month then ended, substantially in the form attached hereto and made part hereof as Exhibit "B".

          (d) Within forty five (45) days after each fiscal quarter end, a compliance certificate in the form attached hereto and made a part hereof as Exhibit "C" from the Chief Financial Officer on behalf of Borrower.

     5. Financial Covenants. Exhibit "A" to the Credit Agreement is hereby amended by deleting Section II in its entirety and replacing it with the following:

     II.  Financial Covenants.

          (a) Minimum Tangible Net Worth. Borrower shall have and maintain at all times, on a consolidated basis for Consolidated Group, a Tangible Net Worth of not less than $22,187,000 which existed as of September 30, 1998 through September 29, 1999. As of September 30, 1999, and as of the end of each fiscal year thereafter, Borrower shall have and maintain at all times, on a consolidated basis for Consolidated Group, a Tangible Net Worth of not less than the sum of the minimum Tangible Net Worth requirement for the immediately preceding fiscal year plus twenty five percent (25%) of net income (but in no event less than zero) for the fiscal year then ending plus one hundred percent (100%) of


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     the proceeds net of costs of issuance of new equity issues for the fiscal year then ending. The new minimum Tangible Net Worth requirement in effect as of each fiscal year end shall be maintained as of December 31, March 31 and June 30 of the following fiscal year.

          For purposes hereof, "Tangible Net Worth" means stockholders' equity in Borrower plus subordinated debt less any advances to third parties and all items properly classified as intangibles, all as determined in accordance with GAAP.

          (b) Operating Lease Measurement. Borrower shall have and maintain, on a consolidated basis for Consolidated Group, an Interest Coverage Ratio, measured quarterly (on a rolling four quarter basis) at the end of each fiscal quarter, of not less than: 1.50:1 as of fiscal quarter end June 30, 1999; 1.60:1 as of fiscal quarter end September 30, 1999, and as of each fiscal quarter end thereafter.

          For purposes hereof, "Operating Lease Measurement" means the ratio of
     (i) EBITDA plus total operating lease payments to (ii) interest expense plus total operating lease payments.

          For purposes hereof, "EBITDA" shall mean for any period, Borrower's earnings less interest income plus interest expense plus income tax expenses, plus depreciation expenses plus amortization expenses, all as determined in accordance with GAAP.

     6. Negative Covenants. Exhibit "A" to the Credit Agreement is hereby amended by deleting Subsections 111(b) and Ill (e) in their entirety and replacing them with the following:

          (b) Borrower will not, nor suffer or permit any Subsidiary to, create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except: (i) indebtedness to the Bank, (ii) open account trade debt incurred in the ordinary course of business, (iii) other indebtedness disclosed on the Borrower's latest Financial Statements which have been provided to the Bank prior to the date of this letter, (iv) purchase money indebtedness (including capitalized lease obligations) incurred for the acquisition of fixed assets, limited in amount to $500,000 at any time outstanding in the aggregate for Borrower and all Subsidiaries, (v) indebtedness of Borrower to Subsidiaries, as evidenced by that certain Subordinated Promissory Note, dated September 30,1996, executed by Borrower to Teleservices Management Company in the original principal amount of $37,448,600 and that certain Subordinated Promissory Note, dated October 16, 1997 executed by Borrower to Teleservices Technology Company in the original principal amount to of $1,010,000, provided such indebtedness is subordinated to the indebtedness of Borrower to Bank,

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     subject to payment terms and subordination provisions acceptable to Lender, in its sole discretion, or (vi) indebtedness of Borrower to Her Majesty the Queen in right of the Province of New Brunswick, as requested by the Minister of Economic Development, Tourism and Culture ("MEDTC") in a principal amount not to exceed $2,000,000 (Canadian Dollars), such amount to be forgiven at the rate of $5,000 (Canadian dollars) (plus accrued interest) for each new full time employee position established by Borrower at the Canadian facility, pursuant to the terms of that certain Loan Agreement, dated March 31, 1999, by and between Borrower and MEDTC, with the remaining principal balance and accrued but unpaid interest to be due and payable on March 31,2003; provided that Borrower shall make no monetary repayment to MEDTC for such indebtedness prior to the above listed maturity date.

          (e) Borrower will not, nor suffer or permit any Subsidiary to, make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except: (i) accounts receivable in the ordinary course of business and other than advances by the Subsidiaries to Borrower, (ii) certain loans from Borrower to its employees, limited in amount to $300,000 at any time outstanding in the aggregate, (iii) certain loans from Borrower to Surety, limited in an amount to $2,000,000 at any time outstanding in the aggregate, or (iv) as otherwise permitted in subsection (b) above. Borrower specifically agrees, without limitation, that Borrower will not make or suffer or permit to exist or be outstanding any loans or advances to any Subsidiary, and Borrower hereby represents to Bank that there are no outstanding loans or advances to any Subsidiary as of the date hereof.

     7. Negative Covenants. Exhibit "A" to the Credit Agreement is hereby amended by adding Subsection III(f) as follows:

          (f) Subject to Subsection (a) above, Borrower and each of its subsidiaries will not incur, create or assume any commitment to make any direct or indirect payment, whether rent or otherwise, under any lease rental or other arrangement for the use of real or personal property, except for: (i) operating leases with Bank or its affiliates, or (ii) operating leases with other parties so long as the aggregate outstanding obligations, direct or indirect, due or to become due, under all such leases does not exceed $3,000,000.

     8. Restrictive Covenants in Other Agreements. Exhibit "A" to Credit Agreement is hereby amended by adding Section IV as follows:

     IV.  Restrictive Covenants in Other Agreements.

          In the event that Borrower shall enter into or otherwise become subject to

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     or suffer to exist any agreement pertaining to indebtedness for borrowed money which contains covenants or restrictions that are more restrictive on it than the covenants and restrictions contained in this letter, each and every such covenant and restriction shall be deemed incorporated herein by reference as fully as if set forth herein. If and to the extent that any such covenant or restriction shall be inconsistent with or otherwise be in conflict with any covenant or restriction set forth herein (other than by reason of its being more restrictive), this Agreement shall govern. No amendment of modification to, or waiver of, any of such covenants or related terms by any of the parties thereto shall be effective to amend, modify, or waive the effectiveness of such covenants and related terms as incorporated by reference herein without the consent of Bank. Borrower hereby agrees that it shall promptly deliver to Bank full, correct and complete copies of any such agreements and related documents.

     9. Year 2000 Covenant. Exhibit "A" to Credit Agreement is hereby amended by adding Section V as follows:

     V.   Year 2000 Covenant

          Borrower hereby agrees to take all action necessary to assure that all times the computer-based systems utilized by Borrower and each of its subsidiaries, if any, are able to effectively interpret, process and manipulate data, including dates before, on and after December 31, 1999. At Bank's request, Borrower shall provide to Bank assurance satisfactory to Bank that the computer-based systems utilized by Borrower and each of its subsidiaries, if any, are able to recognize and perform without error functions involving dates before, on and after December 31, 1999.

     10. Surety. Contemporaneously herewith, Surety shall execute and deliver to Bank a Guaranty and Suretyship Agreement ("Surety Agreement"), pursuant to which Surety shall unconditionally guarantee, as surety, all of the obligations of Borrower to Bank.

     11. Representations and Warranties. Borrower and Surety represents and warrants to Bank that:

          (a) the execution and delivery by Borrower and Surety of this Amendment and performance by each of them of the transactions contemplated herein (i) are and will be within the corporate powers of Borrower and Surety, as applicable, (ii) have been authorized by all necessary corporate action of Borrower and Surety, as applicable, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrower or Surety is a party or by which the property of Borrower or Surety is bound, or be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement

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     or undertaking or result in the imposition of any lien, charge or incumbrance of any nature on any of the properties of Borrower or Surety;

          (b) this Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, shall be valid, binding and enforceable against Borrower and Surety in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

          (c) all warranties and representations contained in the Credit Agreement and all related agreements, instruments and documents are true and correct as of the date hereof; and

          (d) no Event of Default as defined under the Note and no event which, with the passage of time, giving of notice or both would become an Event of Default as defined under the Note, has occurred or is existing.

     12. Conditions to Closing. Bank's obligation to enter into this Amendment is subject to the following conditions having been satisfied in full to Bank's satisfaction:

          (a) Execution and delivery of this Amendment to Bank;

          (b) Execution and delivery of the Surety Agreement by Surety to Bank;

          (c) Delivery of such other documentation or documents as Bank may reasonable require;

          (d) No Event of Default as defined under the Note and no event which, with the passage of time, giving of notice or both would become an Event of Default as defined under the Note, has occurred or is existing; and

          (e) Payment or reimbursement to Bank for all legal and other expenses incurred by Bank to analyze, prepare and negotiate and conclude this Amendment and all related agreements and transactions described herein.

     13. Reaffirmation by Borrower. Borrower ratifies and reaffirms all of its obligations to Bank under the Credit Agreement and related agreements, instruments and documents and agrees that the same are owing to Bank without defense, setoff, claim or counterclaim, of any nature. Borrower hereby ratifies, restates and reasserts each of the representations and warranties, and each of the covenants, whether affirmative or negative, contained in the Credit Agreement and all related agreements, instruments and documents and acknowledges and agrees that all such representations and warranties, and covenants are incorporated herein by reference and made part hereof.

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     14. No Waiver by Bank. This Amendment does not and shall not be deemed to constitute a waiver by Bank of any breach or violation of any representation, warranty or covenant made or agreed to by Borrower under the Credit Agreement as amended hereby, and all of Bank's claims and rights resulting from any such breach or misrepresentation by Borrower, are expressly reserved by Bank. This Amendment does not obligate Bank to agree to any further extension or any other modification of the Credit Agreement nor does it constitute a waiver of any other rights or remedies of Bank.

     15. Incorporation. This Amendment shall amend, and is incorporated into and made part of, the Credit Agreement. All reference to the Credit Agreement shall mean the Credit Agreement as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Credit Agreement, the terms and provisions hereof shall control. Except as expressly amended by this Amendment, all of the terms and conditions of the Credit Agreement continue unchanged and remain in full force and effect.

     16. No Modification. No modification hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     17. Successor and Assigns. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     18. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     19. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile shall also bind the parties hereto.


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     IN WITNESS WHEREOF, the parties, intending to be legally bound, hereto have executed this Amendment as of the date first above written.

                                   Bank:

                                      PNC Bank, National Association


                                      By: /s/ [ILLEGIBLE]
                                          --------------------------
                                      Name: ILLEGIBLE
                                      Title: Vice President

                                   BORROWER:

                                      RMH Teleservices, Inc.


                                      By:  /s/ Noah Asher
                                          --------------------------
                                      Name: Noah Asher
                                      Title: EVP & CFO



                                      Attest: /s/ [ILLEGIBLE]
                                              ----------------------
                                      Name:
                                      Title:



                                   SURETY:

                                      RMH Teleservices International, Inc.


                                      By: /s/ [ILLEGIBLE]
                                          --------------------------
                                      Name:
                                      Title:


                                      Attest: /s/ [ILLEGIBLE]
                                              ----------------------
                                      Name:
                                      Title:

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